AVX Corporation Announces Preliminary Fourth Quarter and Full Year Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) -- April 25, 2007 -- AVX Corporation (NYSE: AVX)

Fiscal Quarter highlights:
•	Revenue up 12.1%, or $41 million from the prior year to $379 million.
•	Operating profit up $5.7 million to $42.2 million.
•	Earnings per share of $0.25, up from $0.17 last year.
•	Dividends of $6.4 million, or $0.0375 per share, paid during the fourth quarter of fiscal 2007.
•	Cash and cash equivalents and short and long-term investments in securities increased $26.7 million to $968.4 million.

Chief Executive Officer and President, John Gilbertson stated, "Sales this quarter increased over the December quarter, and we had an excellent 2007 fiscal year as sales improved 12.4% over the prior year. This was our highest annual sales level since the tech boom in 2001, reflecting the strong end-market demand experienced by our customers and new product development. In addition, profitability and cash flow continued to improve.”

Unaudited net sales improved $41.0 million, or 12.1%, to $379.4 million for the quarter ended March 31, 2007 compared to net sales of $338.4 million for the quarter ended March 31, 2006. Operating profit for the quarter improved $5.7 million to $42.2 million compared to $36.5 million in the prior year. Profit from operations for the quarter ended March 31, 2007 was negatively impacted by $1.5 million, or $0.01 per diluted share, for charges related to headcount reductions of $1.0 million and a casualty loss of $0.5 million.

The provision for taxes was favorably impacted in the quarter ended March 31, 2007 by a reduction of $3.4 million, or $0.02 per diluted share, of deferred tax liabilities. The reduction resulted from certain of the Company’s foreign branch losses taken as deductions for U.S. income tax purposes no longer being subject to U.S. income tax recapture regulations.

Unaudited net income for the quarter improved $12.9 million, or 43.0%, to $43.0 million, or $0.25 per diluted share, compared to net income of $30.1 million, or $0.17 per diluted share, for the quarter ended March 31, 2006.

Cash and cash equivalents and short and long-term investments in securities increased $26.7 million during the March quarter and totaled $968.4 million at March 31, 2007. During the quarter, $6.4 million of dividends to stockholders were paid, and $3.9 million was used to purchase AVX shares on the market, now held as treasury stock.

Fiscal Year highlights:
•	Revenue up 12.4%, or $165.3 million to $1.5 billion.
•	Gross profit margin of 19.8% of sales, up from 15.5% in the prior year.
•	Earnings per share of $0.89, up from $0.47 last year.
•	Dividends of $25.8 million, or $0.15 per share, paid during fiscal 2007.
•	Cash and cash equivalents and short and long-term investments in securities increased $169.1 million to $968.4 million.

Unaudited net sales improved $165.3 million, or 12.4%, to $1.5 billion for the fiscal year ended March 31, 2007 compared to net sales of $1.3 billion for the fiscal year ended March 31, 2006. Operating profit for the year improved $84.5 million to $180.7 million compared to $96.2 million in the prior year as a result of higher sales, a favorable mix of value added component and connector sales, reduced operating costs and enhanced production capabilities in lower cost regions. Profit from operations for the current year was negatively impacted by $1.5 million, or $0.01 per diluted share, for charges related to headcount reductions of $1.0 million and a casualty loss of $0.5 million.

Unaudited net income for the full fiscal year improved $72.1 million, or 88.2%, to $153.9 million, or $0.89 per diluted share, compared to net income of $81.8 million, or $0.47 per diluted share, for the fiscal year ended March 31, 2006.

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31		March 31
	2006	2007	2006	2007
Net sales	$338,395	$379,351	$1,333,208	$1,498,495
Cost of sales	272,435	308,006	1,125,917	1,201,337
Gross profit	65,960	71,345	207,291	297,158
Selling, general & admin. expense	29,494	29,180	111,110	116,482
Profit from operations	36,466	42,165	96,181	180,676
Other income	6,635	11,185	23,439	36,890
Income before income taxes	43,101	53,350	119,620	217,566
Provision for taxes	13,018	10,330	37,868	63,701
Net income	$30,083	$43,020	$81,752	$153,865

Basic income per share	$0.17	$0.25	$0.47	$0.89
Diluted income per share	$0.17	$0.25	$0.47	$0.89

Weighted average common
shares outstanding:
Basic	172,262	171,767	172,532	172,047
Diluted	173,152	172,347	173,053	172,751

The Company recorded restructuring charges of $1,037, included in cost of sales related to headcount reductions and a $500 casualty loss included in selling, general and administrative expense related to a minor fire in one of the Company’s material storage facilities during the quarter ended March 31, 2007. In addition, the results for the quarter ended March 31, 2007 reflect a favorable income tax adjustment of $3,361 resulting from certain of the Company’s foreign branch losses taken as deductions for U.S. income tax purposes no longer being subject to U.S. income tax recapture regulations.

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	March 31,
	2006	2007
Assets
Cash and cash equivalents	$505,326	$684,382
Short-term investments in securities	158,995	145,000
Accounts receivable, net	177,448	196,165
Inventories	307,653	330,141
Other current assets	54,350	61,199
Total current assets	1,203,772	1,416,887
Long-term investments in securities	135,004	139,000
Property, plant and equipment, net	232,950	243,873
Other assets	103,482	102,823

TOTAL ASSETS	$1,675,208	$1,902,583

Liabilities and Stockholders' Equity
Accounts payable	$105,011	$126,689
Income taxes payable and accrued expenses	66,019	86,212
Total current liabilities	171,030	212,901
Other liabilities	56,069	54,403

TOTAL LIABILITIES	227,099	267,304

TOTAL STOCKHOLDERS' EQUITY	1,448,109	1,635,279

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,675,208	$1,902,583

Certain of the statements above may be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors relating to such statements are described in the documents AVX Corporation files with the Securities and Exchange Commission, including, but not limited to its Form 10-Ks, Form 10-Qs and Form 8-Ks. Actual events, results, and/or timing may differ from the events, results, and/or timing as projected, estimated, or described above.

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings,
843/946-0691
finance@avxus.com